NEUBERGER BERMAN EQUITY FUNDS
                             DECLARATION OF TRUST
                                  SCHEDULE A


Neuberger Berman Focus Fund

Neuberger Berman Genesis Fund

Neuberger Berman Guardian Fund

Neuberger Berman International Fund

Neuberger Berman Manhattan Fund

Neuberger Berman Partners Fund

Neuberger Berman Socially Responsive Fund

Neuberger Berman Millennium Fund

Neuberger Berman Regency Fund

Neuberger Berman Century Fund



DATED: October 25, 1999